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Exhibit 4.17

AMENDMENT TO THE CONTACT CENTER SERVICE AGREEMENT, IDENTIFIED AS CN 0988/04

1. THE PARTIES

CONTRACTOR:

ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS S.A., a corporation with registered offices at Rua Manoel Coelho, nº 600 – 1º piso, in the city of São Caetano do Sul, State of São Paulo, enrolled with the Financial Ministry under CNPJ number 00.006.878/0001-34.

CONTRACTED PARTY:

TNL CONTAX S/A, a corporation with registered offices at Rua da Passeio, nº 48 ao 56 - parte, Downtown, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Finance Ministry under CNPJ number 02.757.614/0001 -48.

2. The Parties adjust the following amendments to the above mentioned Agreement:

a. Price Readjustment:
i. Readjustment of 4.14% starting on January 1, 2007, to be applied on prices practiced until December 31, 2006;
ii. Readjustment of 5.29% starting on January 1, 2008, to be applied on prices practiced until December 31, 2007;

b. Employee Recognition:
i. Starting on August/2007, the Contracted Party started to pay variable compensation to its employees.
ii. The payment of the variable compensation is done directly in the Contracted Party’s employee payroll.
iii. With the objective of maintaining the agreement equilibrium, the Contractor started on August/2007, to repay the variable compensation, plus 86.21% on the amount spent by the Contracted Party on the credit operation stated on the above subparagraph.
iv. In order for the repayment to occur, the Contracted Party must present to the Contractor until the last business day of the subsequent month, the statement and proof of expenditure made for the payment of the variable compensation.
v. The statement of expenditure made for payment shall contain the following information: employee’s identification number; employee’s name; the variable compensation disbursed; name and description of cost center.
vi. The reimbursement by the Contractor of the costs mentioned on item B shall be made on the last business day on the month of validation, except in cases where the billing of the month’s invoice is postponed by the Contracted Party.

c. Method of compensation for the receptive-assisted customer service:
i. The compensation of the Contracted Party for the receptive-assisted customer service shall be based on the quantity of minutes spoken (spoken time) when the quarter average of the spoken minutes is equal or superior to 60,000 (sixty thousand) minutes. Otherwise, the compensation will be done based on fixed workstations.
ii. The definition of the method of compensation and the analysis of volume of spoken minutes is specific for each customer care band or grouping of bands, as agreed by the Parties.
iii. Whenever the change in the method of compensation occurs, the new method will remain in effect for at least three months, even if the quarter average of the spoken minutes indicate new alterations during the second and third month.
iv. The Contractor may maintain the method of compensation based on fixed workstations, even for customer care band or grouping of bands with quarter average of the spoken minutes equal or superior to 60,000 (sixty thousand) minutes. In this case, the Contractor has to formally notify the Contracted Party with thirty (30) days of prior notice.

d. This amendment regulates situations that are currently occurring in the dates mentioned above.

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3. The amendment enters into force on the date of signature.

The CONTRACTOR and the CONTRACTED PARTY agree that all other clauses and conditions of the agreement not expressly amended by this instrument hereby remains in effect.

The amendment is signed in two copies.

São Paulo, April 25, 2008.

By CONTRACTORS

ORBITALL SERVIÇOS E PROCESSAMENTO
DE INFORAÇÕES COMERCIAIS LTDA.

By CONTRACTED PARTY

TNL CONTAX S.A.

WITNESSES

Name:	Name:
CPF/ME:	CPF/ME: